Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of [__________], 2020 (the “Effective Date”) by Chinook Therapeutics, Inc., [or U.S.] a Delaware corporation (the “Company”), and [__________] (“Executive”) [and amends and restates the employment entered into between the Company and Executive [__________] (the “Prior Agreement”)].

WHEREAS, the Company desires to continue to employ Executive as the Company’s [__________], and Executive desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1 “Cause” means the occurrence of any of the following events: (a) Executive’s conviction of, or plea of nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (b) Executive’s commission of or participation in a fraud or act of dishonesty against the Company that results in (or would reasonably be expected to result in) material harm to the business of the Company; (c) Executive’s material violation of any contract or agreement between Executive and the Company or any statutory duty owed to the Company by the Executive or the Executive’s improper disclosure of Proprietary Information (as defined in the Company’s Employee Invention Assignment, Confidentiality, and Non-Competition Agreement); (d) Executive’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or would reasonably be expected to result in) material harm to the Company; (e) Executive’s material failure to follow the Company’s material policies; or (f) Executive’s failure to cooperate with the Company in any investigation or formal proceeding; provided, however, that the action or conduct described in clauses (c), (d), (e), and (f) above will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable, as determined by the Board.

1.2 “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(a) the acquisition by a third party of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, other than by virtue of a merger, consolidation or similar transaction;

(b) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(c) the dissolution or liquidation of the Company; or

(d) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company;

provided, however, that any transaction or transactions (i) in which the Company or its successor issues securities to investors primarily for capital raising purposes or (ii) effected solely for purposes of changing the Company’s domicile, will not constitute a Change in Control.

1.3 “Change in Control Period” means the period commencing on the date of a Potential Change in Control and ending on the earlier of the one-year anniversary of a Change in Control and the date on which the Company abandons the corporate transaction that was the subject of the Potential Change in Control or the definitive agreement that was the subject to the Potential Change in Control is terminated and the applicable Change in Control does not occur.

1.4 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Covered Termination” means (a) the termination of Executive’s employment by the Company without Cause or (b) Executive’s resignation of employment with the Company for Good Reason. A Covered Termination will not include a termination of Executive’s employment for Cause, Executive’s resignation of employment without Good Reason or a termination of Executive’s employment on the account of Executive’s death or Disability.

1.7 “Disability” shall have that meaning set forth in Section 22(e)(3) of the Code.

1.8 “Good Reason” means the occurrence of any of the following events without Executive’s consent:

(a) any material diminution in Executive’s authority, duties or responsibilities as in effect immediately prior to such reduction or, if Executive is a Section 16 officer of the Company prior to a Change in Control, Executive no longer serving as a Section 16 officer of the Company or its ultimate parent following such Change in Control or, if the Company’s ultimate parent is not a public company following such Change in Control, Executive not reporting to the Chief Executive Officer of the Company’s ultimate parent following such Change in Control;

(b) a material reduction in Executive’s annual Base Salary or Target Bonus, as initially set forth herein or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in Executive’s annual Base Salary or Target Bonus that is pursuant to a salary or bonus reduction program affecting substantially all of the employees of the Company or substantially all similarly situated executive employees and that does not adversely affect Executive to a greater extent than other similarly situated employees;

(c) a relocation of Executive’s business office to a location that would increase Executive’s one-way commute distance by more than thirty-five (35) miles from the location at which Executive performed Executive’s duties immediately prior to the relocation, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations prior to the relocation;

(d) a material increase in required time in the Executive’s business office compared to agreed upon time in the office as part of an arrangement to work remotely; or

(e) failure of a successor entity to assume this Agreement;

provided, however, that, any assertion by Executive of a resignation for Good Reason will not be effective unless and until (1) Executive has provided the Company with written notice of Executive’s intent to resign for Good Reason within sixty (60) days following the Executive’s knowledge of the occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of such written notice; and (3) Executive resigns within thirty (30) days following the end of such cure period.

1.9 “Potential Change in Control” means the date of execution of a definitive agreement for a corporate transaction which, if consummated, would constitute a Change in Control.

ARTICLE II.

EMPLOYMENT BY THE COMPANY

2.1 Position and Duties. Subject to the terms set forth herein, Executive will continue to be employed as the Company’s [__________] reporting to the Company’s [__________]. Executive will perform such services as commensurate with such position and such other duties as are assigned to Executive by [__________]. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and full working time and attention to the business of the Company. Notwithstanding the foregoing, Executive may manage personal investments, participate in civic, charitable, professional and academic activities and, subject to prior approval, serve on the board of directors (and any committees) of outside entities; provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of Executive’s duties to the Company.

2.2 Employment Policies. Executive’s employment relationship with the Company will also be governed by the general employment policies and practices of the Company as are made available to Executive, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

2.3 Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing as of the Effective Date and continuing until the termination of Executive’s employment as set forth herein (the “Employment Term”).

ARTICLE III.

COMPENSATION

3.1 Base Salary. As of the Effective Date, Executive will receive for services rendered hereunder an annual base salary of $[__________] (the “Base Salary”), payable in accordance with the Company’s standard payroll practices, less required deductions and withholdings.

3.2 Annual Bonus. During the Employment Term, Executive will be eligible to receive an annual performance bonus with a target amount equal to [______]% of the Base Salary (the “Target Bonus”). The amount of the annual bonus paid to Executive, if any, will be determined by the board of directors of the Company (the “Board”) or its compensation committee in its discretion, which determination may be based on the achievement of both Company and individual performance objectives. In order to earn an annual bonus payment, Executive must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided in Article IV. Executive’s bonus participation will be subject to all the terms, conditions and restrictions of the applicable Company bonus plan, as amended from time to time. Any bonus paid to Executive will be subject to required deductions and withholdings.

3.3 Company Benefits, Vacation. Executive will be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on substantially similar terms as such other senior executives, pursuant to the governing plan documents.

3.4 Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company. in accordance with applicable Company policies and guidelines as in effect from time to time.

ARTICLE IV.

TERMINATION

4.1 Termination of Employment. Executive’s employment with the Company hereunder may be terminated by the Company or Executive, as applicable, without breach of this Agreement under the following circumstances: (a) the Company may terminate Executive’s employment with or without Cause at any time; (b) Executive may resign for Good Reason or without Good Reason at any time; and (c) Executive’s employment will terminate automatically upon Executive’s death or, subject to a determination by the Board, upon Executive’s Disability. Any termination of Executive’s employment by the Company or by Executive under this Article IV (other than in the case of Executive’s death) shall be communicated by a written notice to the other party hereto and shall be effective on the date on which such notice is given, subject to the notice and cure periods required in the event of a termination for Cause or a resignation for Good Reason.

4.2 Deemed Resignation. Upon a termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates. Notwithstanding the foregoing, in the event that Executive continues to provide services to the Company as a consultant or member of the Board following Executive’s termination of employment, Executive may continue to serve in such offices or directorships as then mutually agreed upon by Executive and the Company.

ARTICLE V.

SEVERANCE PAYMENTS AND BENEFITS

5.1 General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive Executive’s accrued but unpaid base salary or wages, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, and any other vested amounts and amounts earned by (but not yet paid to) or owed to Executive under any applicable employee benefit plan of the Company in accordance with the terms thereof through and included the date of the termination of Executive’s employment (the “Accrued Compensation”).

5.2 Covered Termination Outside of a Change in Control Period. In the event Executive experiences a Covered Termination outside of the Change in Control Period, Executive will be entitled to receive Executive’s Accrued Compensation and, subject to the requirements of Section 5.5, will be entitled to receive the following payments and benefits, payable as set forth in Section 5.4, in each case less required deductions and withholdings:

(a) Cash Severance. An amount equal to [                    ] months of Executive’s then-current Base Salary.

(b) Prior Year Bonus. An amount equal to any annual bonus for any completed calendar year, to the extent earned but not yet paid at the time of such termination.

(c) COBRA. A payment of the COBRA premiums (or reimbursements to Executive of such premiums) for continued health coverage for Executive and Executive’s dependents for a period of [                    ] months.

5.3 Covered Termination During a Change in Control Period. In the event Executive experiences a Covered Termination during the Change in Control Period, Executive will be entitled to receive Executive’s Accrued Compensation and, subject to the requirements of Section 5.5, will be entitled to receive the following payments and benefits, payable as set forth in Section 5.4, in each case less required deductions and withholdings:

(a) Cash Severance. An amount equal to the sum of (i) [                    ] months of Executive’s then-current Base Salary, plus (ii) [                    ] percent of Executive’s Target Bonus for the then-current calendar year.

(b) Prior Year Bonus. An amount equal to any annual bonus for any completed calendar year, to the extent earned but not yet paid at the time of such termination

(c) COBRA. A payment of the COBRA premiums (or reimbursements to Executive of such premiums) for continued health coverage for Executive and Executive’s dependents for a period of [                    ] months.

(d) Equity Awards. Each outstanding and unvested equity award held by Executive, including, without limitation, each outstanding stock option, restricted stock unit and share of restricted stock, will automatically become vested and, if applicable, exercisable, and any forfeiture restrictions or rights of repurchase thereon will lapse, in each case with respect to 100% of the shares underlying such outstanding equity awards as of the date of such Covered Termination; provided that any performance-based vesting criteria will be treated in accordance with the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award; provided, further, that in the event that Executive experiences a Covered Termination following a Potential Change in Control and before the consummation of a Change in Control, each outstanding and unvested equity award held by Executive shall cease vesting pursuant to its normal vesting schedule on the date of such Covered Termination, but shall not lapse or be forfeited on such date, and instead such awards shall remain outstanding during the Change in Control Period, and in the event that a Change in Control subsequently occurs during the Change in Control Period, such awards shall become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon will lapse, in each case to the extent set forth in this Section 5.3(d) as if the Covered Termination occurred immediately following the Change in Control.

5.4 Payment Timing; Mitigation. The amounts described in Sections 5.2(a), 5.2(b), 5.3(a) and 5.3(b) shall be payable in a lump sum in the first payroll period immediately following the date the requirements of Section 5.5 are satisfied, so long as such requirements are satisfied on or before the 60th day following the date of the Covered Termination; provided that, in the event the Executive experiences a Covered Termination following a Potential Change in Control and before the consummation of a Change in Control, any amounts payable pursuant to Section 5.3(a) that have not been paid to Executive as of the date of the consummation of the Change in Control shall be paid in a lump sum in the first payroll period immediately following the consummation of such Change in Control (or if later, the first payroll period immediately following the date the requirements of Section 5.5 are satisfied), in each case so long as the requirements of Section 5.5 are satisfied on or before the 60th day following the date of the Covered Termination. The amounts described in Sections 5.2(c) and 5.3(c) shall commence immediately following the date of the Covered Termination. Executive shall not be required to mitigate the amount of any payments or benefits described in this Article V by seeking other employment or otherwise and no such payment shall be reduced by the amount of any compensation provided to Executive in any subsequent employment.

5.5 Release. Executive will not be eligible for the payments and benefits described in Section 5.2 or Section 5.3 unless (i) Executive has executed and delivered to the Company a general release of all claims that Executive may have against the Company (or its successor) or persons affiliated with the Company (or its successor) in a form acceptable to the Company (the “Release”), and such Release becomes effective on or before the 60th day following date of the Covered Termination and (ii) Executive has not revoked or breached the provisions of such Release or breached the provisions of Article VI. In the event that Executive does not execute and deliver such Release, such Release does not become effective and irrevocable within such period or Executive revokes or breaches the provisions of such Release or breaches the provisions of Article VI, Executive (A) will be deemed to have voluntarily resigned Executive’s employment hereunder without Good Reason, (B) will not be entitled to the payments or benefits described in Sections 5.2 or 5.3 and (C) will be required to reimburse the Company, in cash within five business days after written demand is made by the Company therefore, for an amount equal to the value of any payments or benefits Executive received pursuant to Sections 5.2 or 5.3.

5.6 Section 280G; Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or benefit to Executive pursuant to this Agreement or otherwise (a “Payment”) (a) would constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment will either be delivered in full or delivered to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Any reduction in payments and/or benefits pursuant to the foregoing will occur in the following order: (i) cash payments, (ii) cancellation of accelerated vesting of equity awards, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Treasury regulation 1.280G- Q & A 24(c) being reduced before equity that is so subject, and (iii) reduction of other benefits payable to Executive. Any determination required under this Section 5.6 shall be made in writing by the Company’s independent public accountants or such other accounting firm determined by the Company in good faith (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5.6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.6. The Accountants shall deliver to the Company and Executive sufficient documentation for Executive to rely on it for purpose of filing Executive’s tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.6.

ARTICLE VI.

COVENANTS

6.1 Employee Invention Assignment, Confidentiality, and Non-Competition Agreement. Executive acknowledges that Executive has executed, and remain subject to the terms of, the Company’s standard Employee Invention Assignment, Confidentiality, and Non-Competition Agreement, a copy of which is attached hereto as Exhibit A.

6.2 Cooperation. Executive agrees to reasonably cooperate with the Company during the term of Executive’s employment hereunder and thereafter, at the Company’s sole expense relating to any travel or other out-of-pocket expenses incurred (and, in the case of any such cooperation following the term of Executive’s employment hereunder, taking into account Executive’s availability and commitments to any subsequent employer or commercial endeavors), in connection with any governmental, regulatory, commercial, private or other investigations, arbitrations, litigations or similar matters that may arise during the Employment Term, or in any way relate to events that occurred during the Employment Term.

ARTICLE VII.

GENERAL PROVISIONS

7.1 Indemnification. The Company shall indemnify and hold harmless Executive, to the maximum extent permitted by applicable law, against all costs, charges, expenses, claims and judgments incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of being, or agreeing to be, an officer, director or employee of the Company or any subsidiary or affiliate of the Company. The Company shall provide directors and officers insurance for Executive in reasonable amounts. The Board shall determine, in its sole discretion, the availability of insurance upon reasonable terms and the amount of such insurance coverage.

7.2 Tax Matters. (a) Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code (“Section 409A”) and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of Executive’s employment is intended to constitute a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to Executive during any period that Executive continues in a role with the Company that does not constitute a separation from service, and will be paid once Executive experiences a “separation from service” from the Company within the meaning of Section 409A.

(b) Expense Reimbursement. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(c) Withholding. All amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

7.3 At-Will Employment. Executive’s employment with the Company is for no specific period of time. Executive’s employment with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time, with or without cause, and with or without advance notice. Any contrary representations that may have been made to Executive are superseded by this Agreement. The “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

7.4 Compensation Recoupment. All amounts payable to Executive pursuant to this Agreement shall be subject to recoupment pursuant to any compensation recoupment policy that is applicable generally to executive officers of the Company as in effect from time to time.

7.5 Notice. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or the third day after mailing by U.S. registered or certified mail, return receipt requested and postage prepaid, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

7.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.

7.7 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of [__________] without regard to the conflict of law provisions thereof.

7.8 Dispute Resolution; Arbitration. Executive and the Company agree to submit to mandatory binding arbitration, in King County, WA, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and Executive’s employment with the Company and the termination thereof, except that each party may, at its option, seek injunctive relief in court prior to such arbitration proceeding pursuant to applicable law. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH

CLAIMS. This agreement to arbitrate does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through Judicial Arbitration and Mediation Services/Endispute (“JAMS”), in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

7.9 Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding upon and may be enforced by Executive and Executive’s heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) shall assume and be bound by all of the Company’s obligations under this Agreement.

7.10 Survival. The provisions of this Agreement shall survive the termination of Executive’s employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

7.11 Waiver. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

7.12 Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter[, including, without limitation, the Prior Agreement]. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein and may not be modified or amended except in a writing signed by Executive and an officer of the Company (other than Executive).

[Signature Page Follows]

In Witness Whereof, the parties have executed this Agreement as of the first date written above.

CHINOOK THERAPEUTICS, INC. [U.S]

Name: Eric Dobmeier
Title: CEO

ACCEPTED AND AGREED

[NAME]

[SIGNATURE PAGE TO AGREEMENT]

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT,

CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT

EMPLOYEE INVENTION ASSIGNMENT,

CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT

In consideration of, and as a condition of my employment with [Chinook Therapeutics, Inc., OR Chinook Therapeutics Canada, Inc.] a [                    ] corporation with its principal offices in [                    ] (the “Company”), I, as the “Employee” signing this Employee Invention Assignment, Confidentiality and Non-Competition Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1.    Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2.    Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3.    Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4.    Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5.    [Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Washington State law attached hereto as Exhibit B.]

6.    Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.” Notwithstanding the foregoing, I will have the right to make accurate claims in my resume of my participation in the development, creation, or modification of any Assigned Inventions the existence of which has been made public by the Company.

7.    Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8.    Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be

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disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9.    Confidentiality. At all times, both during my employment and after its termination, and to the fullest extent permitted by law, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information. Nothing in this Section 9 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit C.

10.    Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11.    No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12.    “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no

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reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13.    Company Opportunities; No Conflicting Activities. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects. I will disclose to the Company in writing any other gainful employment, business or activity that I am currently associated with or participate in that competes with the Company.

14.    [Non-Competition;] Non-Solicitation.

(a)    [Non-Competition. I understand that the Company’s interests in protecting its investments, goodwill, and technologies make it reasonable for the Company to ask me to agree that I will not compete with the Company for a reasonable period after the termination of my employment for any reason, whether voluntary or involuntary. Accordingly, and understanding that the Company’s business is potentially global in scope, I further agree that I will not, during the one (1) year period following the termination of my employment (the “Post-Employment Period”), directly or indirectly, work for or provide service of any kind, as an employee, consultant, director, owner or in any other capacity, to any person or entity (including any business in planning or formation) that is or intends to be competitive with, or is engaged in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service that relates in any way to the business then being conducted or planned by the Company and any of its subsidiary or affiliated entities. It will not be deemed to be a violation of this Section 14(a) for me to make or hold either of the following investments: (a) ownership, as a passive investor, of up to two percent (2%) of any publicly traded company; or (b) an equity interest of up to two percent (2%) in any venture capital fund or other investment vehicle that makes investments in early stage companies so long as I do not participate in or influence the investment decision process of such fund or vehicle. I acknowledge and agree that (i) I received this Agreement at or prior to the time I received my formal offer of employment from the Company, and (ii) this Section 14(a) shall apply to me, and be enforceable by the Company, upon the termination of my employment for any reason only if the annualized cash earnings paid to me by the Company in the year or portion thereof prior to my termination exceed $100,000.]

(b)    Non-Solicitation of Employees/Consultants. During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so. I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) away any employees or consultants of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.

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(c)    Non-Solicitation of Suppliers/Customers. During my employment with the Company and the Post-Employment Period, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company or otherwise divert or attempt to divert business away from the Company, nor will I encourage or assist others to do so. I acknowledge and agree that even after the expiration of the Post-Employment Period, I will not solicit (or encourage or assist others to solicit) any customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets or other Proprietary Information of the Company.

(d)    Reasonableness. I acknowledge that the post-employment restrictions on competition and solicitation in this Section 14 are reasonable and necessary in light of the Company’s need to protect its trade secrets and other Proprietary Information and the goodwill of the Company’s business.

15.    Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16.    Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17.    Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18.    Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of [                    ], without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19.    [Arbitration and Class Action Waiver: The Company and I agree to submit to mandatory binding arbitration any and all claims arising out of or related to my employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company,

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and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, the Company and I agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in my or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts my right to pursue claims in court: (a) on a representative action under applicable law, or (b) arising under the Washington State Law Against Discrimination (RCW 49.60, et seq.) or any federal anti-discrimination law.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

This agreement to arbitrate does not restrict my right to file administrative claims I may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims, except for the resolution of claims of discrimination. The arbitration shall be conducted in Seattle, Washington through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration and Class Action Waiver provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.]

20.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

21.    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

22.    Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set

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forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

23.    Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

24.    Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

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25.    Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

26.    Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is                     ,              (the “Effective Date”).

Company:	Employee:

By:
Signature

Name:
Name (Please Print)

Title:

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Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 3

Title	Date	Identifying Number or Brief Description

             No inventions, improvements, or original works of authorship

             Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

[Exhibit B

NOTICE:

RCW 49.44.140 of the Revised Code of Washington provides as follows:

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.]

Exhibit C

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.